FIRST CLOVER LEAF BANK
SUPPLEMENTAL 401(k) PLAN

ARTICLE I.
Purpose and Background of the Plan

The purpose of the First Clover Leaf Bank Supplemental 401(k) Plan (“Plan”) is to provide designated executives (the “Participants”) of First Clover Leaf Bank (the “Bank”) with non-qualified deferred compensation equal to the amount they would otherwise be entitled to save for retirement under the First Clover Leaf Bank Profit Sharing Plan (“PSP”), which is a tax-qualified “cash or deferred arrangement” within the meaning of Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), but for the limitations imposed by the Code on the PSP.  This type of plan is generally known as an “excess benefit plan.” In addition, because the PSP has a one-year waiting period to join the PSP, this Plan also provides an opportunity for executives who are not yet eligible for the PSP to save their own compensation for retirement on a pre-tax basis before they join the PSP, subject to the terms of the Plan.  Any references herein to the “Company” shall mean First Clover Leaf Financial Corp.  This Plan is intended to comply with Code Section 409A and the Treasury Regulations issued thereunder.

ARTICLE II.
Definitions

Capitalized terms shall have the meanings assigned to them under the PSP.  Notwithstanding the preceding, the following definitions shall apply for the purposes of the Plan, unless a different meaning is clearly indicated by the context.

2.1. Annual 401(k) Deferral Amount means an annual deferral amount by the Participant to the Participant’s Supplemental 401(k) Account equal to (i) the maximum amount permitted under Code Section 402(g), as adjusted from time to time (e.g. for 2011, this amount is $16,500), and (ii) the maximum amount permitted under Code Section 414(v) as an age 50 or older catch up contribution (e.g., for 2011, this amount is $5,500).

2.2. Beneficiary means the person(s) designated by the Participant to receive any death benefits hereunder, on the Beneficiary Designation Form set forth as Exhibit A.

2.3. Board means the Board of Directors of the Bank.

2.4. Change in Control

(a)           “Change in Control” shall mean (i) a change in the ownership of the Bank or Company, (ii) a change in the effective control of the Bank or Company, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or Company, as described below.

(b)           A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation.

(c)           A change in the effective control of the Bank or Company occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Company possessing 30 percent or more of the total voting power of the stock of the Bank or Company, or (ii) a majority of the members of the Bank or Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank or Company’s board of directors prior to the date of the appointment or election, provided that this subsection “(ii)” is inapplicable where a majority shareholder of the Bank or Company is another corporation.

(d)           A change in a substantial portion of the Bank or Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Bank or Company, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

(e)           For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulations section 1.409A-3(i)(5), except to the extent that such Treasury Regulations are superseded by subsequent guidance.

2.5. Eligible Employee means an Employee who is eligible for participation in the Plan in accordance with the provisions of Article III.

2.6. Employee means any person, including an officer, who is employed by the Bank.

2.7. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.8. Participant means any person who participates in the Plan in accordance with its terms.

2.9. Plan Year means the calendar year, except the first Plan Year shall be the short Plan Year from September 1, 2011 to December 31, 2011.

2.10. PSP means the First Clover Leaf Profit Sharing Plan, as amended from time to time, as adopted by the Bank (or any successor qualified 401(k) plan adopted by the Bank).

2.11. Specified Employee means, in the event the Bank or any corporate parent is or becomes publicly traded, a “key employee” as such term is defined in Code Section 416(i) without regard to paragraph 5 thereof.

2.12. Supplemental Deferral Amount means an amount deferred by the Participant into this Plan that exceeds the Annual 401(k) Deferral Amount.

2.13. Supplemental PSP Benefit means the benefit described in Section 3.2(a).

2.14. Separation from Service means the Participant’s termination of employment with the Bank within the meaning of Code Section 409A and the Treasury Regulations, such that the Bank and Participant reasonably anticipate that the level of bona fide services that the Participant would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period..  A Separation from Service shall not be deemed to have occurred if the Participant’s absence from employment is due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract.  If the leave exceeds six months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such six-month period.

2.15. Treasury Regulations means any regulations issued by the Treasury Department, and/or other guidance issued by the Treasury Department or Internal Revenue Service under Code Section 409A.

ARTICLE III.
Participation

3.1. Eligibility for Participation.  Only Eligible Employees may be Participants.

(a)           An Employee shall become an Eligible Employee for Supplemental PSP Benefits if:

(i)	The Employee is the President, an Executive Vice President or a Senior Vice President who has been notified by the Board that they are eligible to participate in this Plan; and

(ii)
The Employee is either (A) a participant in the PSP and the Employee’s benefits thereunder would be limited by Sections 401(a)(l7), 401(k), 401(m), 402(g) and/or 415 of the Code if maximum contributions were made or (B) not yet eligible to join the PSP.

3.2. Commencement of Participation. An Eligible Employee shall become a Participant on the date determined by the Board.

3.3. Termination of Participation. Participation in the Plan shall cease on (a) the date of the Participant’s Separation from Service; or (b) the date on which the Participant ceases to be an Eligible Employee.

ARTICLE IV.
Benefits to Participants

4.1. Supplemental 401(k) Account.

(a)           Initial Deferrals.  Each Participant who satisfies Section 3.1(a) shall have the right to elect to defer receipt of compensation equal to (i) the Annual 401(k) Deferral Amount and (ii) any Supplemental Deferral Amount, into his or her Supplemental 401(k) Account.  Participants generally can establish a 401(k) Supplemental Account under the Plan by submitting a Unified Deferral Agreement (attached hereto as Exhibit B) and/or a Supplemental Deferral Election Form (attached hereto as Exhibit D) to the Board no later than December 31 of the Plan Year before the Plan Year in which the compensation to be deferred hereunder will be earned; provided, however that in the case of a new Participant, his or her initial Unified Deferral Agreement and/or Supplemental Deferral Election Form may be submitted no later than the 30th day after the date on which the Participant is first eligible to participate in the Plan.  Unified Deferral Agreements shall remain in force until revoked by the Participant and Supplemental Deferral Election Forms shall remain in effect until changed or revoked by the Participant.

(b)           Revoking or Changing Deferrals.  Any Participant may revoke his or her Unified Deferral Agreement by submitting a Notice of Revocation of Deferral (attached hereto as Exhibit C) to the Board before the first day of any Plan Year.  Any Participant may change or revoke his or her Supplemental Deferral Election Form by submitting a Notice of Adjustment of Deferral (attached hereto as Exhibit E) to the Board before the first day of any Plan Year.  Such Notices shall take effect as of the first day of the Plan Year following the Board’s receipt of the Notice (i.e., mid-year changes cannot be implemented until the beginning of the next Plan Year).

(c)           Resuming Deferrals. A Participant who has filed a Notice of Revocation of Deferral may thereafter file another Unified Deferral Agreement to resume making deferrals to his or her Supplemental 401(k) Account, but new deferrals shall take effect as of the first day of the Plan Year following the Board’s receipt of the new Unified Deferral Agreement (i.e., mid-year changes cannot be implemented until the beginning of the next Plan Year).

(d)           Coordination with PSP.  If the Participant is eligible to participate in the PSP, the Participant’s Unified Deferral Agreement is contingent on the Participant also having made the maximum Code Section 402(g) deferral election under the PSP and that such election is not treated as a violation of the contingent benefit rule pursuant to Treasury Regulations Section 1.401(k)-1(e)(6)(iv).  If the Participant is not eligible to participate in the PSP, then the Participant can elect to defer any amount that the Participant wishes to defer under this Plan.  If the Participant is eligible for the PSP, notwithstanding the foregoing, an amount equal to the Annual 401(k) Deferral Amount minus any IRS limitations imposed on such deferral amount as a result of discrimination testing or other limitations on contributions to the PSP for the Plan Year shall be deducted from the Participant’s Supplemental 401(k) Account and shall be remitted from the Plan to the PSP no later than January 31 of the Plan Year following the Plan Year for which such amount was deferred.  Supplemental Deferral Amounts are not coordinated with the PSP because Participants may elect to make Supplemental Deferral Amounts to this Plan without regard to any applicable limits that otherwise would apply to the PSP.

(e)           Nature of Account. The Bank will establish a memorandum account, maintained as a Supplemental 401(k) Account for such Participant on the Bank’s books, which will be credited with the amount of such contributions. The Supplemental 401(k) Accounts are not insured by the Federal Deposit Insurance Corporation and are assets of the Bank that are subject to the claims of the Bank’s general creditors.

(f)           Earnings.  Amounts credited to a Participant’s Supplemental 401(k) Account shall be periodically credited with earnings based on the investments selected by the Participant for his or her account.  Earnings are subject to the claims of the Bank’s creditors.

4.2. Supplemental Benefits.

(a)           The Supplemental PSP Benefits shall be paid within 30 days following the Participant’s Separation from Service to the Participant or Beneficiary as follows:

(1)
Upon Separation from Service due to any reason other than death, the Supplemental PSP Benefit shall be paid as a lump sum or as equal annual installments (not to exceed 5 installments), as timely designated by the Participant on a Payment Election Form (attached hereto as Exhibit F); provided, however, that if the Participant does not have a properly executed Payment Election Form, then such payment shall be made as a lump sum.

(2)
Upon Separation from Service due to death, the Supplemental PSP Benefit shall be paid to the Participant’s Beneficiary as a lump sum, or as equal annual installments not to exceed 5 installments, (unless the Participant’s Beneficiary is the Participant’s spouse, in which case the number of annual installments shall not exceed 10); provided, however, that if the Participant does not have a properly executed Payment Election Form, then such payment shall be made as a lump sum.

(b)           Change in Control.  Notwithstanding any other provision in this Plan to the contrary, in the event of a Change in Control of the Bank or the Company, the Participants’ Supplemental PSP Accounts shall be paid to the Participants in a lump sum within 30 days after the effective date of the Change in Control, unless a Participant has selected an alternative form of distribution upon a Change in Control pursuant to the Payment Election Form.

(c)           Distributions to a Specified Employee.  Notwithstanding any provision of this Plan to the contrary, in the event the Participant is a Specified Employee, then, to the extent necessary to avoid penalties under Code Section 409A, any payments to which the Participant is entitled for the first six months following Separation from Service with the Bank shall be withheld and shall be paid to the Participant in a single cash lump sum distribution on the first day of the seventh month following the Participant’s Separation from Service with the Bank.

(d)           Change in Benefit Elections.  In the event a Participant desires to modify the time or form the Participant may do so by filing a new Payment Election Form with the Board, provided that:

(1)	the subsequent election shall not be effective for at least 12 months after the date on which the subsequent election was made:

(2)
except for payments upon the Participant’s death or disability (as defined in Code Section 409A), the first payment for which the subsequent election is made shall be deferred for a period of not less than 5 years from the date on which such payment would otherwise have been made; and

(3)	for payments scheduled to be made on a fixed date or pursuant to a specified schedule, the subsequent election must be made at least 12 months before the date of the first scheduled payment.

(e)           Vesting.  Participants shall be 100% vested in their Supplemental 401(k) Account and earnings thereon.

4.3. Payments to Missing or Incapacitated Persons.  If the Bank is unable to effect delivery of any amount payable hereunder to a Participant or Beneficiary, the Bank shall give written notice to such person at his last known address as on file with the Bank. In addition, if the Bank is unable to effect delivery of any amount payable hereunder to a Participant or Beneficiary because of such individual’s death, disability or incapacity (including incapacity due to age of a minor child), payment shall be made to their personal representatives or legal guardians. If no distribution under the foregoing provisions can be made within one year after the event that gave rise to the distribution, the benefits shall be forfeited.

4.4. Release from Liability.  Payment to any Participant, legal representative or Beneficiary, in accordance with the provisions of this Plan, is deemed to be in full satisfaction of all claims by the Participant, representative or Beneficiary against this Plan, the Board, and the Bank.  The Board may require such Participant, legal representative, or Beneficiary, as a condition precedent to payment, to execute a receipt and release in such form as shall be determined by the Board.

ARTICLE V.
Administration

5.1           Duties of the Board.  The Board shall have full responsibility for the management, operation, interpretation and administration of the Plan in accordance with its terms, and shall have such authority as is necessary or appropriate in carrying out its responsibilities. Actions taken by the Board pursuant to this Section 5.1 shall be conclusive and binding upon the Bank, Participants, Former Participants, beneficiaries, and other interested parties.  The Board may delegate any duties to persons of its choosing.

5.2           Liabilities of the Board.  Neither the Board nor its individual members shall be deemed to be a fiduciary with respect to this Plan; nor shall any of the foregoing individuals or entities be liable to any Participants, Former Participants or beneficiaries in connection with the management, operation, interpretation or administration of the Plan, any such liability being solely that of the Bank.

5.3           Expenses.  Any expenses incurred in the management, operation, interpretation or administration of the Plan shall be paid by the Bank.  In no event shall the benefits otherwise payable under this Plan be reduced to offset the expenses incurred in managing, operating, interpreting or administering the Plan.

5.4           Unfunded Character of Plan.  The Plan is a nonqualified deferred compensation plan and shall be unfunded for purposes of ERISA and the Code.  Neither the Bank nor the Board nor its individual members shall segregate or otherwise identify specific assets to be applied to the purposes of the Plan, nor shall any of them be deemed to be a trustee of any amounts to be paid under the Plan.  Any liability of the Bank to any person with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan, and shall give rise only to a claim against the general assets of the Bank.  No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specific property of the Bank.

ARTICLE VI.
Amendment and Termination

6.1. Amendment and Termination.  Subject to Section 6.2, the Board shall have the right to amend or terminate the Plan, in whole or in part, provided, however, that no amendment shall reduce any Participant’s vested and accrued benefits.

6.2. Payment Upon Termination. Subject to the requirements of Code Section 409A and the Treasury Regulations, in the event of the termination of this Plan, the Plan shall cease to operate and all benefits shall be immediately payable to the Participant by the Bank as if the Participant had terminated employment as of the effective date of the complete termination.  Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)           The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)           The Board may terminate the Plan within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(c)           The Board may terminate the Plan provided that (i) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (ii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iii) all payments are made within 24 months of the termination of the arrangements; and (iv) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within five years following the date of termination of the arrangement.

ARTICLE VII.
Miscellaneous Provisions

7.1           Governing Law. The Plan shall be construed, administered, and enforced according to laws of the State of Illinois, except to the extent that such laws are pre-empted by the federal laws of the United States of America.

7.2           No Right to Continued Employment.  Neither the establishment of the Plan nor any provisions of the Plan nor any action of the Board shall be held or construed to confer upon any Employee the right to a continuation of employment by the Bank. Subject to any employment contract, the Bank reserves the right to dismiss any Employee or otherwise deal with any Employee to the same extent as though the Plan had not been adopted.

7.3           Construction of Language.  Wherever appropriate in the Plan, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the masculine gender shall be deemed equally to refer to the feminine and the neuter. Any reference to any Article or Section shall be to an Article or Section of this Plan, unless otherwise indicated.

7.4           Non-alienation of Benefits.  The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation, or assignment, nor shall such right be liable for or subject to debts, contracts or liabilities. Should any Participant, Former Participant, Beneficiary or other person attempt to anticipate, alienate or assign his interest in or right to a benefit, or should any person claiming against him seem to subject such interest or right to legal or equitable process, all the interest or right of such Participant, Former Participant, Beneficiary or other person entitled to benefits under the Plan shall cease and, in that event, such interest or right shall be held or applied, at the direction of the Board, for or to the benefit of such Participant, Former Participant, Beneficiary or other person or his spouse, children or other dependents in such manner and in such proportions as the Board may deem proper.

7.5           Operation as Unfunded Nonqualified Plan.  The Plan is intended to be an unfunded, nonqualified deferred compensation plan maintained primarily for the purpose of providing deferred compensation “primarily for a select group of management or highly compensated employees,” as that phrase is used for purposes of ERISA Sections 201(a), 301(a) and 401(a).  The Plan is not intended to comply with the requirements of Code Section 401(a).  The Plan shall be administered and construed so as to effectuate this intent.

7.6           Reliance Upon Information.  The Board shall not be liable for any decision or action taken in good faith in connection with the administration of the Plan.  Without limiting the generality of the foregoing, any such decision or action taken by the Board in reliance upon any information supplied to them by an officer of the Bank, the Bank’s legal counsel, or the Bank’s independent accountants in connection with the administration of the Plan shall be deemed to have been taken in good faith.

7.7           Compliance with Code Section 409A.  The Plan is intended to be a non-qualified deferred compensation plan described in Code Section 409A.  The Plan shall be operated, administered and construed to give effect to such intent.  To the extent that a provision of the Plan fails to comply with Code Section 409A and a construction consistent with Code Section 409A is not possible, such provision shall be void ab initio.  In addition, the Plan shall be subject to amendment, with or without advance notice to interested parties, and on a prospective or retroactive basis, including but not limited to amendment in a manner that adversely affects the rights of Participants and other interested parties, to the extent necessary to effect such compliance.

7.8           Effective Date. The effective date of this Plan is September 1, 2011.

7.9           Payment of Employment and Code Section 409A Taxes.  Any distribution under The Plan shall be reduced by the amount of any taxes required to be withheld from such distribution.  The Plan shall permit the acceleration of the time or schedule of a payment to pay employment related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder.  In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

7.10           Acceleration of Payments. Except as specifically permitted herein or in other sections of the Plan, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department.  Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Participant to the Bank; (vii) in satisfaction of certain bona fide disputes between the Participant and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

IN WITNESS WHEREOF, the Bank has executed this Plan on the date set forth below.

FIRST CLOVER LEAF BANK

______________________ Date	By:	________________________________ Dennis Terry President and Chief Executive Officer